Execution Version

                NUVEEN SHORT DURATION CREDIT OPPORTUNITIES FUND

         STATEMENT ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES
                           OF TERM PREFERRED SHARES

                       Effective as of November 16, 2015

                               Table of Contents

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   1  DEFINITIONS.........................................................   1

        1.1   Definitions.................................................   1

        1.2   Interpretation..............................................   8

        1.3   Liability of Officers, Trustees and Shareholders............   8

   2  TERMS APPLICABLE TO ALL SERIES OF TERM PREFERRED SHARES.............   8

        2.1   Number of Shares; Ranking...................................   8

        2.2   Dividends and Distributions.................................   9

        2.3   Liquidation Rights..........................................  12

        2.4   Asset Coverage Test.........................................  13

        2.5   Redemption..................................................  13

        2.6   Voting Rights...............................................  19

        2.7   Rating Agencies.............................................  23

        2.8   Issuance of Additional Preferred Shares.....................  23

        2.9   Status of Redeemed or Repurchased Term Preferred Shares.....  24

        2.10  Term Redemption Liquidity Account and Liquidity Requirement.  24

        2.11  Global Certificate..........................................  25

        2.12  Notice......................................................  26

        2.13  Termination.................................................  26

        2.14  Appendices..................................................  26

        2.15  Actions on Other than Business Days.........................  26

        2.16  Modification................................................  26

        2.17  No Additional Rights........................................  27
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                NUVEEN SHORT DURATION CREDIT OPPORTUNITIES FUND

         STATEMENT ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES
                           OF TERM PREFERRED SHARES

   Nuveen Short Duration Credit Opportunities Fund (the "Fund"), a Massachusetts business trust, certifies that:

                                   RECITALS

   FIRST: The Fund is authorized under Article IV of the Fund's Declaration of Trust, as amended (which, as hereafter restated or amended from time to time, is herein called the "Declaration"), to issue an unlimited number of Preferred Shares (as defined below), par value $.01 per share.

   SECOND: Pursuant to the authority expressly vested in the Board of Trustees of the Fund by Article IV of the Declaration, the Board of Trustees has, by resolution, authorized the issuance of Preferred Shares, $.01 par value per share, of the Fund, such shares to be classified as Term Preferred Shares ("Term Preferred"), and such Term Preferred shares to be issued in one or more series (each, a "Series"). The terms related to a Series may be set forth in this Statement through an Appendix (as defined below) attached hereto or in a separate statement.

   THIRD: The number of shares, preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of each Series of Term Preferred shares subject to this Statement, as now or hereafter authorized by the Board of Trustees, are set forth in this Statement, as modified, amended or supplemented in an appendix to this Statement (each an "Appendix" and collectively the "Appendices") specifically relating to such Series (each such Series being referred to herein as a "Series of Term Preferred Shares" or "Term Preferred Shares of a Series"), and shares of all such Series of Term Preferred Shares subject to this Statement being referred to herein individually as a "Term Preferred Share" and collectively as the "Term Preferred Shares").

                                11 DEFINITIONS

   1.1 Definitions. Unless the context or use indicates another or different meaning or intent and except with respect to any Series of Term Preferred Shares as specifically provided in the Appendix applicable to such Series of Term Preferred Shares, each of the following terms when used in this Statement shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense:

   "1940 Act" means the Investment Company Act of 1940, as amended, or any successor statute.

   "1940 Act Asset Coverage" means "asset coverage," as defined for purposes of
Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Fund which are shares of stock for purposes of the 1940 Act, including all outstanding Term Preferred Shares (or such other asset coverage as may in the future be specified in or under the

1940 Act or by rule, regulation or order of the United States Securities and Exchange Commission as the minimum asset coverage for senior securities which are shares of stock of a closed-end investment company).

   "Adviser" means Nuveen Fund Advisors, LLC, a Delaware limited liability company, or such other entity as shall be then serving as the investment adviser of the Fund, and shall include, as appropriate, any sub-adviser duly appointed by the Adviser.

   "Appendices" and "Appendix" shall have the respective meanings as set forth in the Recitals of this Statement.

   "Asset Coverage" means "asset coverage" of a class of senior security which is a stock, as defined for purposes of Section 18(h) of the 1940 Act as in effect on the date hereof, determined on the basis of values calculated as of a time within 48 hours (only including Business Days) next preceding the time of such determination.

   "Asset Coverage Cure Date" means, with respect to the failure by the Fund to maintain Asset Coverage of the Term Preferred Shares of at least 225% as of the close of business on a Business Day (as required by Section 2.4(a)), the date that is thirty (30) calendar days following such Business Day.

   "Asset Coverage Redemption Price" shall have the meaning as set forth in
Section 2.5(b)(ii).

   "Board of Trustees" means the Board of Trustees of the Fund or any duly authorized committee thereof as permitted by applicable law.

   "Business Day" means any day (a) other than a day on which commercial banks in The City of New York, New York are required or authorized by law or executive order to close and (b) on which the New York Stock Exchange is not closed.

   "By-Laws" means the By-Laws of the Fund as amended from time to time.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Common Shares" means the common shares of beneficial interest, par value $.01 per share, of the Fund.

   "Corrective Action" means, for the purpose of allowing the Fund to comply with the Asset Coverage requirements set forth in Section 2.4(a), (i) an Irrevocable Deposit; (ii) the repayment of indebtedness of the Fund; (iii) corrective trades involving Fund assets; or (iv) any combination of the actions described in clauses (i) through (iii) of this definition.

   "Custodian" means a bank, as defined in Section 2(a)(5) of the 1940 Act, that has the qualifications prescribed in paragraph 1 of Section 26(a) of the 1940 Act, or such other entity as shall be providing custodian services to the Fund as permitted by the 1940 Act or any rule, regulation, or order thereunder, and shall include, as appropriate, any similarly qualified sub-custodian duly appointed by the Fund.

   "Custodian Agreement" means any Custodian Agreement by and between the Custodian and the Fund.

   "Date of Original Issue" means, with respect to any Series of Term Preferred Shares, the date specified as the Date of Original Issue for such Series of Term Preferred Shares in the Appendix for such Series of Term Preferred Shares.

   "Declaration" shall have the meaning as set forth in the Recitals of this Statement.

   "Debt Instrument" means instruments, obligations, securities or other investments as described under the heading "Portfolio Composition and Other Information" in the prospectus or other offering document for a Series of Term Preferred Shares.

   "Default" shall mean a Dividend Default or a Redemption Default.

   "Deposit Securities" means, as of any date, any United States dollar-denominated security or other investment of a type described below that either (i) is a demand obligation payable to the holder thereof on any Business Day or (ii) has a maturity date, mandatory redemption date or mandatory payment date, on its face or at the option of the holder, preceding the relevant Redemption Date, Dividend Payment Date or other payment date in respect of which such security or other investment has been deposited or set aside as a Deposit Security:

   (1) cash or any cash equivalent;

   (2) any U.S. Government Obligation;

   (3) any investment in any money market fund registered under the 1940 Act that qualifies under Rule 2a-7 under the 1940 Act, or similar investment vehicle described in Rule 12d1-1(b)(2) under the 1940 Act, in each case that invests principally in U.S. Government Obligations; or

   (4) any letter of credit from a bank or other financial institution that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to bank deposits or short-term debt of banks or such other financial institutions as of the date of this Statement (or such rating's future equivalent).

   "Dividend Default" shall have the meaning as set forth in Section 2.2(g)(i).

   "Dividend Payment Date" means, with respect to any Series of Term Preferred Shares, each of the Dividend Payment Dates for such Series of Term Preferred Shares set forth in the Appendix for such Series of Term Preferred Shares.

   "Dividend Period" means, with respect to any Series of Term Preferred Shares, the Dividend Period for such Series of Term Preferred Shares set forth in the Appendix for such Series of Term Preferred Shares.

   "Dividend Rate" means, with respect to any Series of Term Preferred Shares and as of any date, the rate per annum specified as the Dividend Rate for such Series of Term Preferred

Shares as of such date in the Appendix for such Series of Term Preferred Shares, as adjusted (if applicable) in accordance with the provisions of
Section 2.2(g).

   "Electronic Means" means email transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between the relevant parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition), which, in the case of notices to the Redemption and Paying Agent and the Custodian, shall be sent by such means to each of its representatives set forth in the Redemption and Paying Agent Agreement and the Custodian Agreement, respectively.

   "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

   "Fitch" means Fitch Ratings, Inc. and any successor or successors thereto.

   "Fund" shall have the meaning as set forth in the Preamble to this Statement.

   "Holder" means, with respect to the Term Preferred Shares of a Series or any other security issued by the Fund, a Person in whose name such security is registered in the registration books of the Fund maintained by the Redemption and Paying Agent or otherwise.

   "Increased Rate" shall have the meaning as set forth in Section 2.2(g)(i).

   "Irrevocable Deposit" means, with respect to the Term Preferred Shares, the irrevocable deposit with the Redemption and Paying Agent of Deposit Securities or, with respect to other Preferred Shares, the irrevocable deposit with the paying agent for such other Preferred Shares of funds or securities (in accordance with the terms of such other Preferred Shares).

   "Liquidation Preference" means, with respect to any Series of Term Preferred Shares, the amount specified as the liquidation preference per share for such Series of Term Preferred Shares in the Appendix for such Series of Term Preferred Shares.

   "Liquidity Account Initial Date" means, with respect to any Series of Term Preferred Shares, the date designated as the Liquidity Account Initial Date in the Appendix for such Series of Term Preferred Shares.

   "Liquidity Account Investments" means (i) Deposit Securities or (ii) any other security or investment owned by the Fund that is assigned a rating by any of Moody's, Fitch or Standard & Poor's of not less than B3, in the case of Moody's, or B-, in the case of Standard & Poor's or Fitch, or an equivalent rating by any other NRSRO (or any such rating's future equivalent).

   "Liquidity Requirement" shall have the meaning as set forth in Section
2.10(b).

   "Market Value" of any asset of the Fund means, for securities for which market quotations are readily available, the market value thereof determined by an independent third-party pricing service designated from time to time by the Board of Trustees. Market Value of any asset shall include any interest accrued thereon. The pricing service values portfolio securities at the mean between the quoted bid and asked price or the yield equivalent when quotations are readily available. Securities for which quotations are not readily available are valued at fair value as determined by the pricing service using methods that include consideration of: yields or prices of Debt Instruments of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. The pricing service may employ electronic data processing techniques or a matrix system, or both, to determine recommended valuations.

   "Moody's" means Moody's Investors Service, Inc. and any successor or successors thereto.

   "Notice of Redemption" shall have the meaning as set forth in Section 2.5(d)(i).

   "NRSRO" means any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that is not an "affiliated person" (as defined in Section 2(a)(3) of the 1940 Act) of the Fund.

   "Optional Redemption Date" shall have the meaning as set forth in Section 2.5(c)(i).

   "Optional Redemption Premium" means, with respect to any Series of Term Preferred Shares, the premium (expressed as a percentage of the Liquidation Preference of the Term Preferred Shares of such Series of Term Preferred Shares) payable by the Fund upon the redemption of Term Preferred Shares of such Series at the option of the Fund, as set forth in the Appendix for such Series of Term Preferred Shares.

   "Optional Redemption Price" shall have the meaning as set forth in Section 2.5(c)(i).

   "Outstanding" means, as of any date with respect to Term Preferred Shares of a Series, the number of Term Preferred Shares of such Series theretofore issued by the Fund except (without duplication):

   (a) any shares of such Series of Term Preferred Shares theretofore cancelled or redeemed or delivered to the Redemption and Paying Agent for cancellation or redemption in accordance with the terms hereof;

   (b) any shares of such Series of Term Preferred Shares as to which the Fund shall have given a Notice of Redemption and irrevocably deposited with the Redemption and Paying Agent sufficient Deposit Securities to redeem such shares in accordance with Section 2.5 hereof; and

   (c) any shares of such Series of Term Preferred Shares as to which the Fund shall be the Holder or the beneficial owner.

   "Person" means and includes an individual, a partnership, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

   "Preferred Shares" means the authorized preferred shares of beneficial interest, par value $.01 per share, of the Fund, including Term Preferred Shares of each Series, shares of any other series of preferred shares of beneficial interest now or hereafter issued by the Fund, and any other shares of beneficial interest hereafter authorized and issued by the Fund of a class having priority over any other class as to distribution of assets or payments of dividends.

   "Rating Agencies" means, as of any date and in respect of a Series of Term Preferred Shares, (i) each of Fitch and Moody's, to the extent it maintains a rating on the Term Preferred Shares of such Series on such date and has not been replaced as a Rating Agency in accordance with Section 2.7 and (ii) any other NRSRO designated as a Rating Agency on such date in accordance with
Section 2.7. Fitch and Moody's have initially been designated as Rating Agencies for purposes of the Term Preferred Shares subject to this Statement. In the event that at any time any Rating Agency (i) ceases to be a Rating Agency for purposes of any Series of Term Preferred Shares and such Rating Agency has been replaced by another Rating Agency in accordance with Section 2.7, any references to any credit rating of the replaced Rating Agency in this Statement or any Appendix shall be deleted for purposes hereof as provided below and shall be deemed instead to be references to the equivalent credit rating of the Rating Agency that has replaced such Rating Agency as of the most recent date on which such replacement Rating Agency published credit ratings for such Series of Term Preferred Shares or (ii) designates a new rating definition for any credit rating of such Rating Agency with a corresponding replacement rating definition for such credit rating of such Rating Agency, any references to such replaced rating definition of such Rating Agency contained in this Statement or any Appendix shall instead be deemed to be references to such corresponding replacement rating definition. In the event that at any time the designation of any Rating Agency as a Rating Agency for purposes of any Series of Term Preferred Shares is terminated in accordance with Section 2.7, any rating of such terminated Rating Agency, to the extent it would have been taken into account in any of the provisions of this Statement or the Appendix for such Series of Term Preferred Shares, shall be disregarded, and only the ratings of the then-designated Rating Agencies for such Series of Term Preferred Shares shall be taken into account for purposes of this Statement and such Appendix.

   "Rating Agency Guidelines" means the guidelines of any Rating Agency, as they may be amended or modified from time to time, compliance with which is required to cause such Rating Agency to continue to issue a rating with respect to a Series of Term Preferred Shares for so long as any Term Preferred Shares of such Series are Outstanding.

   "Redemption and Paying Agent" means, with respect to any Series of Term Preferred Shares, State Street Bank and Trust Company and its successors or any other redemption and paying agent appointed by the Fund with respect to such Series of Term Preferred Shares.

   "Redemption and Paying Agent Agreement" means, with respect to any Series of Term Preferred Shares, the Redemption and Paying Agent Agreement or other similarly titled agreement by and among the Redemption and Paying Agent for such Series of Term Preferred Shares and the Fund with respect to such Series of Term Preferred Shares.

   "Redemption Date" shall have the meaning as set forth in Section 2.5(d)(i).

   "Redemption Default" shall have the meaning as set forth in Section
2.2(g)(i).

   "Redemption Price" shall mean the Term Redemption Price, the Asset Coverage Redemption Price or the Optional Redemption Price, as applicable.

   "Securities Depository" shall mean The Depository Trust Company and its successors and assigns or any other securities depository selected by the Fund that agrees to follow the procedures required to be followed by such securities depository as set forth in this Statement with respect to the Term Preferred Shares.

   "Series" shall have the meaning as set forth in the Recitals of this Statement.

   "Series of Term Preferred Shares" shall have the meaning as set forth in the Recitals of this Statement.

   "Standard & Poor's" means Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business, and any successor or successors thereto.

   "Statement" means this Statement Establishing and Fixing the Rights and Preferences of Term Preferred Shares, as it may be amended from time to time in accordance with its terms.

   "Term Preferred" shall have the meaning as set forth in the Recitals of this Statement.

   "Term Preferred Shares" and "Term Preferred Shares of a Series" shall have the meanings as set forth in the Recitals of this Statement.

   "Term Redemption Amount" shall have the meaning as set forth in Section 2.10(a).

   "Term Redemption Date" means, with respect to any Series of Term Preferred Shares, the date specified as the Term Redemption Date in the Appendix for such Series of Term Preferred Shares.

   "Term Redemption Liquidity Account" shall have the meaning as set forth in
Section 2.10(a).

   "Term Redemption Price" shall have the meaning as set forth in Section
2.5(a).

   "U.S. Government Obligations" means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

   "Voting Period" shall have the meaning as set forth in Section 2.6(b)(i).

   With respect to any Series of Term Preferred Shares, any additional definitions specifically set forth in the Appendix relating to such Series of Term Preferred Shares and any amendments to any definitions specifically set forth in the Appendix relating to such Series of Term Preferred Shares, as such Appendix may be amended from time to time, shall be incorporated herein and made part hereof by reference thereto, but only with respect to such Series of Term Preferred Shares.

   1.2 Interpretation. The headings preceding the text of Sections included in this Statement are for convenience only and shall not be deemed part of this Statement or be given any effect in interpreting this Statement. The use herein of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provision of this Statement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement (including this Statement), and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Statement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Except as otherwise expressly set forth herein, reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, including by rules, regulations, enforcement procedures and any interpretations in respect thereof or promulgated thereunder. Underscored references to Sections shall refer to those portions of this Statement. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Statement as a whole and not to any particular Section or clause of this Statement.

   1.3 Liability of Officers, Trustees and Shareholders. A copy of the Declaration is on file with the Secretary of the Commonwealth of Massachusetts, and notice hereby is given that this Statement is executed on behalf of the Fund by an officer of the Fund in his or her capacity as an officer of the Fund and not individually and that the obligations under or arising out of this Statement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and properties of the Fund. All Persons extending credit to, contracting with or having a claim against the Fund must look solely to the Fund's assets and property for the enforcement of any claims against the Fund as none of the Fund's officers, agents or shareholders, whether past, present or future, assume any personal liability for obligations entered on behalf of the Fund.

                      2 TERMS APPLICABLE TO ALL SERIES OF
                             TERM PREFERRED SHARES

   Except for such changes and amendments hereto with respect to a Series of Term Preferred Shares that are specifically contemplated by the Appendix relating to such Series of Term Preferred Shares, each Series of Term Preferred Shares shall have the following terms:

   2.1 Number of Shares; Ranking.

       (a) The number of authorized shares constituting any Series of Term Preferred Shares shall be as set forth with respect to such Series of Term Preferred Shares in the Appendix hereto relating to such Series of Term Preferred Shares. No fractional Term Preferred Shares shall be issued.

       (b) The Term Preferred Shares of each Series shall rank on a parity with Term Preferred Shares of each other Series and with shares of any other series of Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund. The Term Preferred Shares of each Series shall have preference with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund over the Common Shares as set forth herein.

       (c) No Holder of Term Preferred Shares shall have, solely by reason of being such a Holder, any preemptive or other right to acquire, purchase or subscribe for any Term Preferred Shares or Common Shares or other securities of the Fund which it may hereafter issue or sell.

   2.2 Dividends and Distributions.

       (a) The Holders of Term Preferred Shares of a Series shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Trustees, out of funds legally available therefor and in preference to dividends and other distributions on Common Shares, cumulative cash dividends and other distributions on each share of such Series of Term Preferred Shares, calculated separately for each Dividend Period for such Series of Term Preferred Shares at the Dividend Rate in effect from time to time for such Series of Term Preferred Shares during such Dividend Period, computed on the basis of a 360-day year consisting of twelve 30-day months, on an amount equal to the Liquidation Preference of such Series of Term Preferred Shares, and no more. Dividends and other distributions on the Term Preferred Shares of a Series shall accumulate from the Date of Original Issue with respect to such Series of Term Preferred Shares. Dividends payable on any Term Preferred Shares of a Series for any period of less than a full Dividend Period, including in connection with the first Dividend Period for such shares or upon any redemption of such shares on any Redemption Date other than on a Dividend Payment Date, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed for any period of less than a full Dividend Period.

       (b) Dividends on Term Preferred Shares of each Series with respect to any Dividend Period shall be declared to the Holders of record of such shares as their names shall appear on the registration books of the Fund at the close of business on each day in such Dividend Period and shall be paid as provided in Section 2.2(f) hereof.

       (c) (i) No full dividends and other distributions shall be declared or paid on shares of a Series of Term Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and other distributions due through the most recent dividend payment dates therefor for all other outstanding Preferred Shares (including shares of other Series of Term Preferred Shares) have been or contemporaneously are declared and paid through the most recent dividend payment dates therefor. If full cumulative dividends and other distributions due have not been declared and paid on all such outstanding Preferred Shares of any series, any dividends and other distributions being declared and paid on Term Preferred Shares of a Series will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and other distributions accumulated but unpaid on the shares of each such series of Preferred Shares on the relevant dividend payment date for such series. No Holders of Term Preferred Shares shall be entitled to any dividends and other distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and other distributions as provided in this Statement on such Term Preferred Shares.

          (ii) No full dividends or other distributions shall be declared or paid on other Preferred Shares of the Fund for any dividend period therefor or part thereof unless full cumulative dividends and other distributions have been or contemporaneously are declared and paid on the Term Preferred Shares through the most recent Dividend Payment date for each Series of Term Preferred Shares. If full cumulative dividends and other distributions due have not been declared and paid on the Term Preferred Shares through such most recent Dividend Payment Dates, any dividends being declared and paid upon the Term Preferred Shares and any other Preferred Shares will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and other distributions accumulated but unpaid on the Term Preferred Shares and each other Preferred Shares on the relevant dividend payment dates therefor.

          (iii) For so long as any Term Preferred Shares are Outstanding, the Fund shall not: (x) declare or pay any dividend or other distribution (other than a dividend or distribution paid in Common Shares) in respect of the Common Shares, (y) call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares, or (z) pay any proceeds of the liquidation of the Fund in respect of the Common Shares, unless, in each case, (A) immediately thereafter, the Fund shall have 1940 Act Asset Coverage after deducting the amount of such dividend or other distribution or redemption or purchase price or liquidation proceeds, (B) all cumulative dividends and other distributions on all Term Preferred Shares and all other series of Preferred Shares due on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition shall have been declared and paid (or shall have been declared and Deposit Securities or sufficient funds or other securities (in accordance with the terms of such Preferred Shares) for the payment thereof shall have been deposited irrevocably with the paying agent for such Preferred Shares) and (C) the Fund shall have deposited Deposit Securities pursuant to and in accordance with the requirements of Section 2.5(d)(ii) hereof with respect to Outstanding Term Preferred Shares of a Series to be redeemed pursuant to Section 2.5(a) or Section 2.5(b) hereof for which a Notice of Redemption shall have been given or shall have been required to be given in accordance with the terms hereof on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition.

          (iv) Any dividend payment made on Term Preferred Shares of a Series shall first be credited against the dividends and other distributions accumulated with respect to the earliest Dividend Period for such Series of Term Preferred Shares for which dividends and other distributions have not been paid.

       (d) Not later than 12:00 noon, New York City time, on the Dividend Payment Date for a Series of Term Preferred Shares, the Fund shall deposit with the Redemption and Paying Agent Deposit Securities having an aggregate Market Value on such date sufficient to pay the dividends and other distributions that are payable on such Dividend Payment Date in respect of such Series of Term Preferred Shares. The Fund may direct the Redemption and Paying Agent with respect to the investment or reinvestment of any such Deposit Securities so deposited prior to the Dividend Payment Date, provided that such investment consists exclusively of Deposit Securities and provided further that the proceeds of any such investment will be available as same day funds at the opening of business on such Dividend Payment Date.

       (e) All Deposit Securities deposited with the Redemption and Paying Agent for the payment of dividends or other distributions payable on a Series of Term Preferred Shares shall be held in trust for the payment of such dividends or other distributions by the Redemption and Paying Agent for the benefit of the Holders of such Series of Term Preferred Shares entitled to the payment of such dividends or other distributions pursuant to Section
2.2(f). Any moneys paid to the Redemption and Paying Agent in accordance with the foregoing but not applied by the Redemption and Paying Agent to the payment of dividends or other distributions, including interest earned on such moneys while so held, will, to the extent permitted by law, be repaid to the Fund as soon as possible after the date on which such moneys were to have been so applied, upon request of the Fund.

       (f) Dividends on Term Preferred Shares of a Series shall be paid on each Dividend Payment Date for such Series of Term Preferred Shares to the Holders of shares of such Series of Term Preferred Shares as their names appear on the registration books of the Fund at the close of business on the day immediately preceding such Dividend Payment Date (or, if such day is not a Business Day, the next preceding Business Day). Dividends in arrears on Term Preferred Shares of a Series for any past Dividend Period may be declared and paid on any date, without reference to any regular Dividend Payment Date, to the Holders of shares of such Series of Term Preferred Shares as their names appear on the registration books of the Fund on such date, not exceeding fifteen (15) calendar days preceding the payment date thereof, as may be fixed by the Board of Trustees. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on Term Preferred Shares of a Series which may be in arrears.

       (g) The Dividend Rate on a Series of Term Preferred Shares shall be adjusted to the Increased Rate (as hereinafter defined) for any date during a Dividend Period with respect to a Series of Term Preferred Shares on which the Fund has failed to deposit with the Redemption and Paying Agent by 12:00 noon, New York City time, on (A) a Dividend Payment Date for such Series of Term Preferred Shares, Deposit Securities that will provide funds available to the Redemption and Paying Agent on such Dividend Payment Date sufficient to pay the full amount of any dividend on such Series of Term Preferred Shares payable on such Dividend Payment Date (a "Dividend Default") and such Dividend Default has not ended as contemplated in this Section 2.2(g); or (B) an applicable Redemption Date for such Series, Deposit Securities that will provide funds available to the Redemption and Paying Agent on such Redemption Date sufficient to pay the full amount of the Redemption Price payable in respect of such Series of Term Preferred Shares on such Redemption Date (a "Redemption Default") and such Redemption Default has not ended as contemplated in this
Section 2.2(g). A Dividend Default or a Redemption Default on a Series of Term Preferred Shares shall end on the Business Day on which, by 12:00 noon, New York City time, an Irrevocable Deposit in an amount equal to all unpaid dividends on such Series of Term Preferred Shares and any unpaid Redemption Price on such Series of Term Preferred Shares, as applicable, shall have been made with the Redemption and Paying Agent. In the case of any Default on a Series of Term Preferred Shares, the Dividend Rate for such Series of Term Preferred Shares will be equal to the Increased Rate for each calendar day on which such Default is in effect in respect thereof. The "Increased Rate" on a Series of Term Preferred Shares for any such calendar day shall be equal to the Dividend Rate in effect on such day for such Series of Term Preferred Shares plus five percent (5%) per annum.

       (h) Reporting of Increased Rate. In the event that an Increased Rate is in effect for an Outstanding Series of Term Preferred Shares, the Fund will, as soon as practicable (but in no event later than five (5) Business Days following the first day that such Increased Rate is in effect), make public disclosure via press release of the effectiveness of the Increased Rate and the date(s) on which such Increased Rate was effective. In addition, following the end of a Default triggering such Increased Rate, the Fund will, as soon as practicable (but in no event later than five (5) Business Days following the last day that such Increased Rate is in effect) make public disclosure via press release announcing the date on which such Increased Rate ceased to be effective (as determined in accordance with Section 2.2(g)). A press release issued pursuant to the first sentence of this Section 2.2(h) may include information that satisfies the requirements of the second sentence of this
Section 2.2(h). In such case, a separate press release shall not be required to be issued pursuant to the second sentence of this Section 2.2(h). The public disclosures described in this Section 2.2(h) will constitute the Fund's sole obligation with respect to notification of any Person concerning the effectiveness of the Increased Rate on such date(s).

   2.3 Liquidation Rights.

       (a) In the event of any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the Holders of Term Preferred Shares shall be entitled to receive out of the assets of the Fund available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Shares, a liquidation distribution equal to the Liquidation Preference for such shares, plus an amount equal to all unpaid dividends and other distributions on such shares accumulated to (but excluding) the date fixed for such distribution or payment on such shares (whether or not earned or declared by the Fund, but without interest thereon), and such Holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

       (b) If, upon any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the assets of the Fund available for distribution among the Holders of all Outstanding Term Preferred Shares and any other outstanding Preferred Shares shall be insufficient to permit the payment in full to such Holders of the Liquidation Preference of such Term Preferred Shares plus accumulated and unpaid dividends and other distributions on such shares as provided in Section 2.3(a) above and the amounts due upon liquidation with respect to such other Preferred Shares, then such available assets shall be distributed among the Holders of such Term Preferred Shares and such other Preferred Shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. In connection with any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, unless and until the Liquidation Preference on each Outstanding Term Preferred Share plus accumulated and unpaid dividends and other distributions on such shares as provided in Section 2.3(a) above have been paid in full to the Holders of such shares, no dividends, distributions or other payments will be made on, and no redemption, purchase or other acquisition by the Fund will be made by the Fund in respect of, the Common Shares.

       (c) Neither the sale of all or substantially all of the property or business of the Fund, nor the merger, consolidation or reorganization of the Fund into or with any other business or statutory trust, corporation or other entity, nor the merger, consolidation or reorganization of any other business or statutory trust, corporation or other entity into or with the Fund shall be a dissolution, liquidation or winding up, whether voluntary or involuntary, for the purpose of this Section 2.3.

   2.4 Asset Coverage Test.

       (a) Asset Coverage Requirement. For so long as any Term Preferred Shares of a Series are Outstanding, the Fund shall have Asset Coverage of such Series of Term Preferred Shares of at least 225% as of the close of business on each Business Day. If the Fund shall fail to maintain such Asset Coverage as of any time as of which such compliance is required to be determined as aforesaid, the provisions of Section 2.5(b) shall be applicable, which provisions to the extent complied with shall constitute the sole remedy for the Fund's failure to comply with the provisions of this Section 2.4(a).

       (b) Calculation of Asset Coverage. For purposes of determining whether the requirements of Section 2.4(a) are satisfied, (i) no Term Preferred Shares or other Preferred Shares shall be deemed to be Outstanding for purposes of any computation required by Section 2.4(a) if, prior to or concurrently with such determination, an Irrevocable Deposit (in accordance with the terms of such Term Preferred Shares or other Preferred Shares) sufficient to pay the full redemption price for such Series of Term Preferred Shares or other Preferred Shares (or the portion thereof to be redeemed) shall have been made with the paying agent for such Series of Term Preferred Shares or other Preferred Shares and the requisite notice of redemption for such Series of Term Preferred Shares or other Preferred Shares (or the portion thereof to be redeemed) shall have been given and (ii) the Deposit Securities or other sufficient funds or securities that shall have been so deposited with the applicable paying agent as provided in clause (i) of this sentence, shall not be included as assets of the Fund for purposes of such computation.

   2.5 Redemption. Each Series of Term Preferred Shares shall be subject to redemption by the Fund as provided below:

       (a) Term Redemption. The Fund shall redeem all Term Preferred Shares of a Series on the Term Redemption Date for such Series of Term Preferred Shares, at a price per share equal to the Liquidation Preference of such Series of Term Preferred Shares plus an amount equal to all unpaid dividends and other distributions on such share of such Series of Term Preferred Shares accumulated from and including the Date of Original Issue to (but excluding) the Term Redemption Date for such Series of Term Preferred Shares (whether or not earned or declared by the Fund, but without interest thereon) (the "Term Redemption Price").

       (b) Asset Coverage Corrective Action or Cure.

          (i) If the Fund fails to comply with the Asset Coverage requirement as provided in Section 2.4(a) as of any time as of which such compliance is required to be determined in accordance with Section 2.4(a) and such failure is not cured as of the Asset Coverage Cure Date (other than as a result of the Corrective Action required by this Section 2.5(b)(i)), the Fund shall, to the extent permitted by the 1940 Act and Massachusetts law and pursuant to the terms and conditions of any credit agreement, loan agreement, credit facility or other agreement representing borrowings of the Fund (a "Credit Agreement") that is in effect at such time , by the close of business on the Business Day next following such Asset Coverage Cure Date, (x) determine
(1) the Corrective Action to be taken to cause the Fund to regain compliance with the Asset Coverage requirement provided in Section 2.4(a); (2) if applicable, the identity and Market Value of assets of the Fund to be sold in connection with a Corrective Action; and (3) the date, which date shall not be later than the twentieth (20/th/) Business Day following such Asset Coverage Cure Date, on which the Fund shall regain compliance with the Asset Coverage requirement provided in Section 2.4(a); and (y)(1) in the case of a Corrective Action involving an Irrevocable Deposit in connection with a redemption of Preferred Shares pursuant to this Section 2.5(b), cause such Irrevocable Deposit to be made, in each case, on or prior to the twentieth (20th) Business Day following such Asset Coverage Cure Date, in accordance with the terms of the Preferred Shares to be redeemed, for the redemption of a sufficient number of Preferred Shares that would enable the Fund to meet the requirements of
Section 2.5(b)(iii); (2) in the case of a Corrective Action involving a repayment of indebtedness of the Fund, on or prior to the twentieth (20/th/) Business Day following such Asset Coverage Cure Date, repay such indebtedness; or (3) in the case of a Corrective Action involving one or more corrective trades involving assets of the Fund, on or prior to the twentieth (20/th/) Business Day following such Asset Coverage Cure Date, execute such corrective trades.

          (ii) In the event that any Term Preferred Shares of a Series then Outstanding are to be redeemed pursuant to Section 2.5(b)(i), the Fund shall redeem such shares at a price per share equal to the Liquidation Preference of such Series of Term Preferred Shares plus an amount equal to all unpaid dividends and other distributions on such share of such Series of Term Preferred Shares accumulated from and including the Date of Original Issue to (but excluding) the date fixed for such redemption by the Board of Trustees (whether or not earned or declared by the Fund, but without interest thereon), subject to Section 2.5(d)(vi) (the "Asset Coverage Redemption Price").

          (iii) On the Redemption Date or other applicable redemption date for a redemption contemplated by Section 2.5(b)(i), the Fund shall redeem at the Asset Coverage Redemption Price, out of funds legally available therefor and to the extent permitted by any Credit Agreement in effect on such date, such number of Preferred Shares (which may include at the sole option of the Fund any number or proportion of Term Preferred Shares of a Series) as shall be equal to the lesser of (x) the minimum number of Preferred Shares, the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, would result in the Fund having Asset Coverage on such Asset Coverage Cure Date of at least 225% (provided, however, that if there is no such minimum number of Term Preferred Shares and other Preferred Shares the redemption or retirement of which would have such result, all Term Preferred Shares and other Preferred Shares then outstanding shall be redeemed), and (y) the maximum number of Preferred Shares that can be redeemed out of funds expected to be legally available therefor in accordance with the Declaration and applicable law and to the extent permitted by any Credit Agreement in effect on such date. The Fund shall effect such redemption on the date fixed by the Fund therefor, which date shall not be later than the twentieth (20/th/) Business Day following such Asset Coverage Cure Date, except that if the Fund does not have funds legally available for the redemption of all of the required number of Term Preferred Shares and other Preferred Shares which have been designated to be redeemed or the Fund otherwise is unable to effect such redemption on or prior to the twentieth (20/th/) Business Day following such Asset Coverage Cure Date, the Fund shall (i) redeem those Term Preferred Shares and other Preferred Shares that it is able to redeem and (ii) redeem those Term Preferred Shares and other Preferred Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption. If fewer than all of the Outstanding Term Preferred Shares of a Series are to be redeemed pursuant to this Section 2.5(b), the number of Term Preferred Shares of such Series to be redeemed from the respective Holders shall be determined (A) pro rata among the Outstanding shares of such Series of Term Preferred Shares, (B) by lot or (C) in such other manner as the Board of Trustees may determine to be fair and equitable, in each case, in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in this Section 2.5(b)(iii) shall be subject to any applicable procedures established by the Securities Depository.

       (c) Optional Redemption.

          (i) Subject to the provisions of Section 2.5(c)(ii), the Fund may at its option on any Business Day (such Business Day, an "Optional Redemption Date") redeem in whole or from time to time in part the Outstanding Term Preferred Shares of a Series, at a redemption price per Term Preferred Share (the "Optional Redemption Price") equal to (x) the Liquidation Preference of such Series of Term Preferred Shares plus (y) an amount equal to all unpaid dividends and other distributions on such Term Preferred Share of such Series of Term Preferred Shares accumulated from and including the Date of Original Issue to (but excluding) the Optional Redemption Date (whether or not earned or declared by the Fund, but without interest thereon) plus (z) the Optional Redemption Premium per share (if any) that is applicable to an optional redemption of Term Preferred Shares of such Series that is effected on such Optional Redemption Date as set forth in the Appendix relating to such Series of Term Preferred Shares.

          (ii) If fewer than all of the outstanding Term Preferred Shares of a Series are to be redeemed pursuant to Section 2.5(c)(i), the shares of such Series of Term Preferred Shares to be redeemed shall be selected either (A) pro rata among such Series of Term Preferred Shares, (B) by lot or (C) in such other manner as the Board of Trustees may determine to be fair and equitable, in each case, in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in this Section 2.5(c)(ii) shall be subject to any applicable procedures established by the Securities
Depository. Subject to the provisions of this Statement and applicable law, the Board of Trustees will have the full power and authority to prescribe the terms and conditions upon which Term Preferred Shares will be redeemed pursuant to this Section 2.5(c) from time to time.

          (iii) The Fund may not on any date deliver a Notice of Redemption pursuant to Section 2.5(d) in respect of a redemption contemplated to be effected pursuant to this Section 2.5(c) unless on such date the Fund has available Deposit Securities for the Optional Redemption Date contemplated by such Notice of Redemption having a Market Value not less than the amount (including any applicable premium) due to Holders of Term Preferred Shares by reason of the redemption of such Term Preferred Shares on such Optional Redemption Date.

       (d) Procedures for Redemption.

          (i) If the Fund shall determine or be required to redeem, in whole or in part, Term Preferred Shares of a Series pursuant to Section 2.5(a), (b) or
(c), the Fund shall deliver a notice of redemption (the "Notice of Redemption"), by overnight delivery, by first class mail, postage prepaid or by Electronic Means to Holders thereof, or request the Redemption and Paying Agent, on behalf of the Fund, to promptly do so by overnight delivery, by first class mail, postage prepaid or by Electronic Means. A Notice of Redemption shall be provided not more than forty-five (45) calendar days prior to the date fixed for redemption and not less than five (5) calendar days prior to the date fixed for redemption pursuant to Section 2.5(a), (b) or (c) in such Notice of Redemption (the "Redemption Date"). Each such Notice of Redemption shall state:
(A) the Redemption Date; (B) the Series of Term Preferred Shares and number of Term Preferred Shares to be redeemed; (C) the CUSIP number for Term Preferred Shares of such Series; (D) the applicable Redemption Price on a per share basis; (E) if applicable, the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees requires and the Notice of Redemption states) are to be surrendered for payment of the Redemption Price; (F) that dividends on the Term Preferred Shares to be redeemed will cease to accumulate from and after such Redemption Date; and (G) the provisions of this Statement under which such redemption is made. If fewer than all Term Preferred Shares held by any Holder are to be redeemed, the Notice of Redemption delivered to such Holder shall also specify the number of Term Preferred Shares to be redeemed from such Holder or the method of determining such number. The Fund may provide in any Notice of Redemption relating to an optional redemption contemplated to be effected pursuant to
Section 2.5(c) of this Statement that such redemption is subject to one or more conditions precedent and that the Fund shall not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such Notice of Redemption. No defect in the Notice of Redemption or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.

          (ii) If the Fund shall give a Notice of Redemption, then at any time from and after the giving of such Notice of Redemption and prior to 12:00 noon, New York City time, on the Redemption Date (so long as any conditions precedent to such redemption have been met or waived by the Fund), the Fund shall (A) make an Irrevocable Deposit with the Redemption and Paying Agent of Deposit Securities having an aggregate Market Value on the date thereof no less than the Redemption Price of the Term Preferred Shares to be redeemed on the Redemption Date and (B) give the Redemption and Paying Agent irrevocable instructions and authority to pay the applicable Redemption Price to the Holders of the Term Preferred Shares called for redemption on the Redemption Date. The Fund may direct the Redemption and Paying Agent with respect to the investment of any Deposit Securities consisting of cash so deposited prior to the Redemption Date, provided that the proceeds of any such investment shall be available at the opening of business on the Redemption Date as same day funds. Notwithstanding the provisions of clause (A) of the preceding sentence, if the Redemption Date is the Term Redemption Date, then such Irrevocable Deposit of Deposit Securities (which may come in whole or in part from the Term Redemption Liquidity Account) shall be made no later than fifteen (15) calendar days prior to the Term Redemption Date.

          (iii) Following the giving of a Notice of Redemption, upon the date of the Irrevocable Deposit of Deposit Securities in accordance with Section 2.5(d)(ii), all rights of the Holders of the Term Preferred Shares so called for redemption shall cease and terminate

                                      15

except the right of the Holders thereof to receive the Redemption Price thereof and such Term Preferred Shares shall no longer be deemed Outstanding for any purpose whatsoever (other than (A) the transfer thereof prior to the applicable Redemption Date and (B) the accumulation of dividends and other distributions thereon in accordance with the terms hereof up to (but excluding) the applicable date of redemption, which accumulated dividends and other distributions, unless previously declared and paid as contemplated by the last sentence of Section 2.5(d)(vi) below, shall be payable only as part of the applicable Redemption Price on the date of redemption of the Term Preferred Shares). The Fund shall be entitled to receive, promptly after the date of redemption of the Term Preferred Shares, any Deposit Securities in excess of the aggregate Redemption Price of the Term Preferred Shares called for redemption on the Redemption Date. Any Deposit Securities so deposited that are unclaimed at the end of ninety (90) calendar days from the date of redemption of the Term Preferred Shares shall, to the extent permitted by law, be repaid to the Fund, after which the Holders of the Term Preferred Shares so called for redemption shall look only to the Fund for payment of the Redemption Price thereof. The Fund shall be entitled to receive, from time to time after the Redemption Date, any interest on the Deposit Securities so deposited.

          (iv) On or after the Redemption Date, each Holder of Term Preferred Shares in certificated form (if any) that are subject to redemption shall surrender the certificate(s) evidencing such Term Preferred Shares to the Fund at the place designated in the Notice of Redemption and shall then be entitled to receive the Redemption Price for such Term Preferred Shares, without interest, and in the case of a redemption of fewer than all the Term Preferred Shares represented by such certificate(s), a new certificate representing the Term Preferred Shares that were not redeemed.

          (v) Notwithstanding the other provisions of this Section 2.5, except as otherwise required by law, (A) the Fund shall not redeem any Term Preferred Shares or other series of Preferred Shares unless all accumulated and unpaid dividends and other distributions on all Outstanding Term Preferred Shares and shares of other series of Preferred Shares for all applicable past dividend periods (whether or not earned or declared by the Fund) (x) shall have been or are contemporaneously paid or (y) shall have been or are contemporaneously declared and Deposit Securities or sufficient funds or securities (in accordance with the terms of such Preferred Shares) for the payment of such dividends and other distributions shall have been or are contemporaneously deposited with the Redemption and Paying Agent or other applicable paying agent for such Preferred Shares in accordance with the terms of such Preferred Shares and (B) if, as of the Redemption Date for a Series of Term Preferred Shares, any redemption required with respect to any outstanding Preferred Shares (including shares of other Series of Term Preferred Shares) ranking on a parity with such Series of Term Preferred Shares (x) shall not have been made on the redemption date therefor or is not contemporaneously made on the Redemption Date or (y) shall not have been or is not contemporaneously noticed and Deposit Securities or sufficient funds or securities (in accordance with the terms of such Term Preferred Shares or other Preferred Shares) for the payment of such redemption shall not have been or are not contemporaneously deposited with the Redemption and Paying Agent or other applicable paying agent for such other Term Preferred Shares or other Preferred Shares in accordance with the terms of such other Term Preferred Shares or other Preferred Shares, then any redemption required hereunder shall be made as nearly as possible on a pro rata basis with all other Preferred Shares then required to be redeemed (or in respect of which securities or funds for redemption

                                      17

are required to be deposited) in accordance with the terms of such Preferred Shares, and the number of shares of such Series of Term Preferred Shares to be redeemed from the respective Holders shall be determined pro rata among the Outstanding shares of such Series of Term Preferred Shares or in such other manner as the Board of Trustees may determine to be fair and equitable and that is in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in this Section 2.5(d)(v) shall be subject to any applicable procedures established by the Securities Depository, and provided further, however, that the foregoing shall not prevent the purchase or acquisition of Outstanding Term Preferred Shares pursuant to an otherwise lawful purchase or exchange offer made on the same terms to Holders of all Outstanding Term Preferred Shares and any other series of Preferred Shares for which all accumulated and unpaid dividends and other distributions have not been paid or for which required redemptions have not been made.

          (vi) To the extent that any redemption for which a Notice of Redemption has been provided is not made (A) by reason of the absence of legally available funds therefor in accordance with the Declaration, this Statement and applicable law or (B) pursuant to the terms and conditions of any Credit Agreement in effect on the date on which such redemption is scheduled, such redemption shall be made as soon as practicable to the extent such funds become available or as permitted by such Credit Agreement. In the case of any redemption pursuant to Section 2.5(c), no Redemption Default shall be deemed to have occurred if the Fund shall fail to deposit in trust with the Redemption and Paying Agent Deposit Securities having an aggregate Market Value on the date thereof of no less than the Redemption Price with respect to any shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that a Notice of Redemption has been provided with respect to any Term Preferred Shares to be redeemed pursuant to Section 2.5(c), dividends shall be declared and paid on such Term Preferred Shares in accordance with their terms regardless of whether Deposit Securities for the payment of the Redemption Price of such Term Preferred Shares shall have been deposited in trust with the Redemption and Paying Agent for that purpose.

          (vii) Notwithstanding anything to the contrary herein or in any Notice of Redemption, if the Fund shall not have redeemed Term Preferred Shares on the applicable Redemption Date, the Holders of the Term Preferred Shares subject to redemption shall continue to be entitled to (a) receive dividends on such Term Preferred Shares accumulated at the Dividend Rate for the period from, and including, such Redemption Date through, but excluding, the date on which such Term Preferred Shares are actually redeemed and such dividends, to the extent accumulated, but unpaid, during such period (whether or not earned or declared but without interest thereon) shall be included in the Redemption Price for such Term Preferred Shares and (b) transfer the Term Preferred Shares prior to the date on which such Term Preferred Shares are actually redeemed, provided that all other rights of Holders of such Term Preferred Shares shall have terminated upon the date of deposit of Deposit Securities in accordance with and as provided in Sections 2.5(d)(ii) and 2.5(d)(iii).

       (e) Redemption and Paying Agent as Trustee of Redemption Payments by Fund. All Deposit Securities transferred to the Redemption and Paying Agent for

                                      18

payment of the Redemption Price of Term Preferred Shares called for redemption shall be held in trust by the Redemption and Paying Agent for the benefit of Holders of Term Preferred Shares so to be redeemed until paid to such Holders in accordance with the terms hereof or returned to the Fund in accordance with the provisions of Section 2.5(d)(iii) above.

       (f) Compliance With Applicable Law and Credit Agreement. The Fund shall effect any redemption pursuant to this Section 2.5 in accordance with the 1940 Act and any applicable law and pursuant to the terms and conditions of any Credit Agreement in effect as of the date of such redemption.

       (g) Modification of Redemption Procedures. Notwithstanding the foregoing provisions of this Section 2.5, the Fund may, in its sole discretion and without a shareholder vote, modify the procedures set forth above with respect to notification of redemption for the Term Preferred Shares (other than the five (5) calendar day minimum notice period set forth in Section 2.5(d)(i)), provided that such modification does not materially and adversely affect the Holders of the Term Preferred Shares or cause the Fund to violate any applicable law, rule or regulation; and provided further that no such modification shall in any way alter the rights or obligations of the Redemption and Paying Agent without its prior consent.

   2.6 Voting Rights.

       (a) One Vote Per Term Preferred Share. Except as otherwise provided in the Declaration or as otherwise required by law, (i) each Holder of Term Preferred Shares shall be entitled to one vote for each Term Preferred Share held by such Holder on each matter submitted to a vote of shareholders of the Fund, and (ii) the Holders of outstanding Preferred Shares, including Outstanding Term Preferred Shares, and Common Shares shall vote together as a single class; provided, however, that the Holders of outstanding Preferred Shares, including Outstanding Term Preferred Shares, shall be entitled, as a class, to the exclusion of the holders of all other securities and Common Shares of the Fund, to elect two (2) trustees of the Fund at all times. Subject to Section 2.6(b), the Holders of outstanding Common Shares and Preferred Shares, including Holders of Term Preferred Shares, voting together as a single class, shall elect the balance of the trustees.

       (b) Voting For Additional Trustees.

          (i) Voting Period. During any period in which any one or more of the conditions described in clauses (A) or (B) of this Section 2.6(b)(i) shall exist (such period being referred to herein as a "Voting Period"), the number of trustees constituting the Board of Trustees shall be automatically increased by the smallest number that, when added to the two (2) trustees elected exclusively by the Holders of Preferred Shares, including Term Preferred Shares, would constitute a majority of the Board of Trustees as so increased by such smallest number; and the Holders of Preferred Shares, including Term Preferred Shares, shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the Holders of all other securities and classes of capital stock of the Fund), to elect such smallest number of additional trustees, together with the two trustees that such Holders are in any event entitled to elect. A Voting Period shall commence:

                                      19

              (A) if, at the close of business on any dividend payment date for any outstanding Preferred Share including any Outstanding Term Preferred Share, accumulated dividends (whether or not earned or declared) on such outstanding Preferred Share equal to at least two (2) full years' dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Redemption and Paying Agent or other applicable paying agent for the payment of such accumulated dividends; or

              (B) if at any time Holders of Preferred Shares are otherwise entitled under the 1940 Act to elect a majority of the Board of Trustees.

   A Voting Period shall terminate upon all of the foregoing conditions ceasing to exist. Upon the termination of a Voting Period, the voting rights described in this Section 2.6(b)(i) shall cease, subject always, however, to the revesting of such voting rights in the Holders of Preferred Shares upon the further occurrence of any of the events described in this Section 2.6(b)(i).

          (ii) Notice of Special Meeting. As soon as practicable after the accrual of any right of the Holders of Preferred Shares to elect additional trustees as described in Section 2.6(b)(i), the Fund shall call a special meeting of such Holders and notify the Redemption and Paying Agent and/or such other Person as is specified in the terms of such Preferred Shares to receive notice (i) by mailing or delivery by Electronic Means or (ii) in such other manner and by such other means as are specified in the terms of such Preferred Shares, a notice of such special meeting to such Holders, such meeting to be held not less than ten (10) nor more than thirty (30) calendar days after the date of the delivery by Electronic Means or mailing of such notice or the delivery of such notice by such other means as are described in clause (ii) above. If the Fund fails to call such a special meeting, it may be called at the expense of the Fund by any such Holder on like notice. The record date for determining the Holders of Preferred Shares entitled to notice of and to vote at such special meeting shall be the close of business on the fifth (5/th/) Business Day preceding the calendar day on which such notice is mailed or otherwise delivered. At any such special meeting and at each meeting of Holders of Preferred Shares held during a Voting Period at which trustees are to be elected, such Holders, voting together as a class (to the exclusion of the Holders of all other securities and classes of capital stock of the Fund), shall be entitled to elect the number of trustees prescribed in Section 2.6(b)(i) on a one-vote-per-share basis.

          (iii) Terms of Office of Existing Trustees. The terms of office of the incumbent trustees of the Fund at the time of a special meeting of Holders of Preferred Shares to elect additional trustees in accordance with Section 2.6(b)(i) shall not be affected by the election at such meeting by the Holders of Term Preferred Shares and such other Holders of Preferred Shares of the number of trustees that they are entitled to elect, and the trustees so elected by the Holders of Term Preferred Shares and such other Holders of Preferred Shares, together with the two (2) trustees elected by the Holders of Preferred Shares in accordance with Section 2.6(a) hereof and the remaining trustees elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected trustees of the Fund.

          (iv) Terms of Office of Certain Trustees to Terminate Upon Termination of Voting Period. Simultaneously with the termination of a Voting Period, the

                                      20

terms of office of the additional trustees elected by the Holders of Preferred Shares pursuant to Section 2.6(b)(i) shall terminate, the remaining trustees shall constitute the trustees of the Fund and the voting rights of the Holders of Preferred Shares to elect additional trustees pursuant to Section 2.6(b)(i) shall cease, subject to the provisions of the last sentence of Section 2.6(b)(i).

       (c) Holders of Term Preferred Shares to Vote on Certain Matters.

          (i) Certain Amendments Requiring Approval of Term Preferred
Shares. Except as otherwise permitted by the terms of this Statement, so long as any Term Preferred Shares are Outstanding, the Fund shall not, without the affirmative vote or consent of the Holders of at least a majority of the Term Preferred Shares subject to this Statement that are Outstanding at the time, voting together as a separate class, amend, alter or repeal the provisions of the Declaration or this Statement, whether by merger, consolidation or otherwise, so as to (1) alter or abolish any preferential right of such Term Preferred Share or (2) create, alter or abolish any right in respect of redemption of such Term Preferred Share; provided that a division, stock split or reverse stock split of a Term Preferred Share shall not, by itself, be deemed to have any of the effects set forth in clause (1) or (2) of this
Section 2.6(c)(i). So long as any Term Preferred Shares are Outstanding, the Fund shall not, without the affirmative vote or consent of the Holders of at least 66 2/3% of the Term Preferred Shares Outstanding at the time, voting as a separate class, file a voluntary application for relief under United States bankruptcy law or any similar application under state law for so long as the Fund is solvent and does not foresee becoming insolvent. For the avoidance of doubt, no vote of the holders of Common Shares shall be required to amend, alter or repeal the provisions of this Statement, including any Appendix hereto.

          (ii) 1940 Act Matters. Unless a higher percentage is provided for in the Declaration, the affirmative vote of the Holders of at least "a majority of the outstanding Preferred Shares," including Term Preferred Shares Outstanding at the time, voting as a separate class, shall be required (A) to approve any conversion of the Fund from a closed-end to an open-end investment company, (B) to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares, or (C) to approve any other action requiring a vote of security holders of the Fund under Section 13(a) of the 1940 Act. For purposes of the foregoing, the vote of a "majority of the outstanding Preferred Shares" means the vote at an annual or special meeting duly called of (i) sixty-seven percent (67%) or more of such shares present at a meeting, if the Holders of more than fifty percent (50%) of such shares are present or represented by proxy at such meeting, or (ii) more than fifty percent (50%) of such shares, whichever is less.

          (iii) Certain Amendments Requiring Majority Approval of Specific Series of Term Preferred Shares. Except as otherwise permitted by the terms of this Statement, and subject to Section 2.6(c)(iv), so long as any Term Preferred Shares of a Series are Outstanding, the Fund shall not, without the affirmative vote or consent of the Holders of at least a majority of the Term Preferred Shares of such Series of Term Preferred Shares Outstanding at the time, voting as a separate class, amend, alter or repeal: (1) the provisions of the Appendix relating to such Series of Term Preferred Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power set forth in such Appendix of the Term Preferred Shares of such Series or the Holders thereof; or (2) the provisions of the Appendix for such Series of Term Preferred Shares setting forth the Liquidation Preference for

                                      21

the Term Preferred Shares of such Series of Term Preferred Shares; provided that a division, stock split or reverse stock split of a Term Preferred Share shall not, by itself, be deemed to violate clause (1) or (2) of this Section 2.6(c)(iii). For purposes of clause (1) above, no matter shall be deemed to materially and adversely affect any preference, right or power of a Term Preferred Share of a Series or the Holder thereof unless such matter (i) alters or abolishes any preferential right of such Term Preferred Share or (ii) creates, alters or abolishes any right in respect of redemption of such Term Preferred Share. For the avoidance of doubt, no vote of the holders of Common Shares shall be required to amend, alter or repeal the provisions of this Statement, including any Appendix hereto.

          (iv) Certain Amendments Requiring Unanimous Approval of Specific Series of Term Preferred Shares. So long as any Term Preferred Shares of a Series are Outstanding, the Fund shall not, without the unanimous vote or consent of the Holders of the Holders of such Series of Term Preferred Shares Outstanding at the time, voting as a separate class, amend, alter or repeal the provisions of the Appendix relating such Series of Term Preferred Shares, which provisions obligate the Fund to (x) pay the Term Redemption Price on the Term Redemption Date for a Series of Term Preferred Shares, (y) accumulate dividends at the Dividend Rate (as set forth in this Statement and the applicable Appendix hereto) for a Series of Term Preferred Shares or (z) pay the Optional Redemption Premium (if any) provided for in the Appendix for such Series of Term Preferred Shares; provided that a division, stock split or reverse stock split of a Term Preferred Share shall not, by itself, be deemed to violate clause (x), (y) or (z) of this Section 2.6(c)(iv). For the avoidance of doubt, no vote of the holders of Common Shares shall be required to amend, alter or repeal the provisions of this Statement, including any Appendix hereto.

       (d) Voting Rights Set Forth Herein Are Sole Voting Rights. Unless otherwise required by law, the Declaration or this Statement, the Holders of Term Preferred Shares shall not have any relative rights or preferences or other special rights with respect to voting such Term Preferred Shares other than those specifically set forth in this Section 2.6.

       (e) No Cumulative Voting. The Holders of Term Preferred Shares shall have no rights to cumulative voting.

       (f) Voting for Trustees Sole Remedy for Fund's Failure to Declare or Pay Dividends. In the event that the Fund fails to declare any dividends or pay any dividends on any Series of Term Preferred Shares on the Dividend Payment Date therefor, the exclusive remedy of the Holders of the Term Preferred Shares shall be the right to vote for trustees pursuant to the provisions of this
Section 2.6. Nothing in this Section 2.6(f) shall be deemed to affect the obligation of the Fund to accumulate and, if permitted by applicable law, the Declaration and this Statement, pay dividends at the Increased Rate in the circumstances contemplated by Section 2.2(g) hereof.

       (g) Holders Entitled to Vote. For purposes of determining any rights of the Holders of Term Preferred Shares to vote on any matter, whether such right is created by this Statement, by the Declaration, by statute or otherwise, no Holder of Term Preferred Shares shall be entitled to vote any Term Preferred Share and no Term Preferred Share shall be deemed to be "Outstanding" for the purpose of voting or determining the number of shares required to

                                      22

constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or the time of the actual vote on the matter, as the case may be, the requisite Notice of Redemption with respect to such Term Preferred Share shall have been given in accordance with this Statement and Deposit Securities for the payment of the Redemption Price of such Term Preferred Share shall have been deposited in trust with the Redemption and Paying Agent for that purpose. No Term Preferred Share held (legally or beneficially) by the Fund shall have any voting rights or be deemed to be outstanding for voting or for calculating the voting percentage required on any other matter or other purposes.

   2.7 Rating Agencies.

   The Fund shall use commercially reasonable efforts to cause at least one Rating Agency to issue long-term credit ratings with respect to each Series of Term Preferred Shares for so long as such Series of Term Preferred Shares is Outstanding. The Fund shall use commercially reasonable efforts to comply with any applicable Rating Agency Guidelines. If a Rating Agency shall cease to rate the securities of closed-end management investment companies generally, the Board of Trustees shall terminate the designation of such Rating Agency as a Rating Agency hereunder. The Board of Trustees may elect to terminate the designation of any Rating Agency as a Rating Agency hereunder with respect to a Series of Term Preferred Shares so long as either (i) immediately following such termination, there would be at least one Rating Agency with respect to such Series of Term Preferred Shares or (ii) it replaces the terminated Rating Agency with another NRSRO and provides notice thereof to the Holders of such Series of Term Preferred Shares; provided that such replacement shall not occur unless such replacement Rating Agency shall have at the time of such replacement (i) published a rating for the Term Preferred Shares of such Series and (ii) entered into an agreement with the Fund to continue to publish such rating subject to the Rating Agency's customary conditions. The Board of Trustees may also elect to designate one or more other NRSROs as Rating Agencies hereunder with respect to a Series of Term Preferred Shares by notice to the Holders of the Term Preferred Shares. The Rating Agency Guidelines of any Rating Agency may be amended by such Rating Agency without the vote, consent or approval of the Fund, the Board of Trustees or any Holder of Preferred Shares, including any Term Preferred Shares, or Common Shares.

   2.8 Issuance of Additional Preferred Shares.

   So long as any Term Preferred Shares are Outstanding, the Fund may, without the vote or consent of the Holders thereof, authorize, establish and create and issue and sell shares of one or more series of a class of Preferred Shares, ranking on a parity with Term Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or the winding up of the affairs of the Fund, in addition to then Outstanding Series of Term Preferred Shares, including additional Series of Term Preferred Shares, and authorize, issue and sell additional shares of any such series of Preferred Shares then outstanding or so established or created, including additional Term Preferred Shares of a Series, in each case in accordance with applicable law, provided that the Fund shall, immediately after giving effect to the issuance and sale of such additional Preferred Shares and to its receipt and application of the proceeds thereof, including to an Irrevocable Deposit in respect of the redemption of Preferred Shares or the repayment of indebtedness with such proceeds, have Asset Coverage (calculated in the same

                                      23

manner as is contemplated by Section 2.4(b) hereof) of the Term Preferred Shares of at least 225%.

   2.9 Status of Redeemed or Repurchased Term Preferred Shares.

   Term Preferred Shares that at any time have been redeemed or purchased by the Fund shall, after such redemption or purchase, have the status of authorized but unissued Preferred Shares.

   2.10 Term Redemption Liquidity Account and Liquidity Requirement.

       (a) On or prior to the Liquidity Account Initial Date with respect to any Series of Term Preferred Shares, the Fund shall identify and designate on its books and records or otherwise in accordance with the Fund's normal procedures (the "Term Redemption Liquidity Account") Liquidity Account Investments with a Market Value equal to at least One Hundred and Ten Percent (110%) of the Term Redemption Amount with respect to such Series of Term Preferred Shares. The "Term Redemption Amount" for any Series of Term Preferred Shares shall be equal to the Term Redemption Price to be paid on the Term Redemption Date for such Series of Term Preferred Shares, based on the number of Term Preferred Shares of such Series then Outstanding and the Dividend Rate for such Series of Term Preferred Shares that will be in effect for the period of time beginning on the date of the creation of the Term Redemption Liquidity Account for such Series of Term Preferred Shares and ending on the Term Redemption Date for such Series of Term Preferred Shares. If, on any date after the Liquidity Account Initial Date, the aggregate Market Value of the Liquidity Account Investments included in the Term Redemption Liquidity Account for a Series of Term Preferred Shares as of the close of business on any Business Day is less than One Hundred and Ten Percent (110%) of the Term Redemption Amount with respect to such Series of Term Preferred Shares, then the Fund shall cause the Adviser to take all such necessary actions, including identifying and designating additional assets of the Fund as Liquidity Account Investments, so that the aggregate Market Value of the Liquidity Account Investments included in the Term Redemption Liquidity Account for such Series of Term Preferred Shares is at least equal to One Hundred and Ten Percent (110%) of the Term Redemption Amount with respect to such Series of Term Preferred Shares not later than the close of business on the next succeeding Business Day. With respect to assets of the Fund identified and designated as Liquidity Account Investments with respect to a Series of Term Preferred Shares, the Adviser, on behalf of the Fund, shall be entitled to release any Liquidity Account Investments from such identification and designation and to substitute therefor other Liquidity Account Investments, so long as (i) the assets of the Fund identified and designated as Liquidity Account Investments at the close of business on such date have a Market Value equal to at least One Hundred and Ten Percent (110%) of the Term Redemption Amount with respect to such Series of Term Preferred Shares and (ii) the assets of the Fund designated and segregated, in accordance with the Custodian's normal procedures, from the other assets of the Fund, and identified as Deposit Securities at the close of business on such date have a Market Value at least equal to the Liquidity Requirement (if any) determined in accordance with Section 2.10(b) below with respect to such Series of Term Preferred Shares for such date. The Fund shall not permit any lien, security interest or encumbrance to be created or permitted to exist on or in respect of any Liquidity Account Investments included in the Term Redemption Liquidity

                                      24

Account for a Series of Term Preferred Shares, other than liens, security interests or encumbrances arising by operation of law.

       (b) The Market Value of the Deposit Securities held in the Term Redemption Liquidity Account for a Series of Term Preferred Shares, from and after the 15th day of the calendar month (or, if such day is not a Business Day, the next succeeding Business Day) that is the number of months preceding the calendar month in which the Term Redemption Date for such Series of Term Preferred Shares occurs, in each case specified in the table set forth below, shall not be less than the percentage of the Term Redemption Amount for such Series of Term Preferred Shares set forth below opposite such number of months (the "Liquidity Requirement"), but in all cases subject to the provisions of
Section 2.10(c) below:

                 <c>                      <c>Value of Deposit
                  Number of Months     Securities as Percentage
                 Preceding Month of       of Term Redemption
                Term Redemption Date:           Amount
                ---------------------  ------------------------
                         5                       20%
                         4                       40%
                         3                       60%
                         2                       80%
                         1                       100%

       (c) If the aggregate Market Value of the Deposit Securities included in the Term Redemption Liquidity Account for a Series of Term Preferred Shares as of the close of business on any Business Day is less than the Liquidity Requirement in respect of such Series of Term Preferred Shares for such Business Day, then the Fund shall cause the segregation of additional or substitute Deposit Securities in respect of the Term Redemption Liquidity Account for such Series of Term Preferred Shares, so that the aggregate Market Value of the Deposit Securities included in the Term Redemption Liquidity Account for such Series of Term Preferred Shares is at least equal to the Liquidity Requirement for such Series of Term Preferred Shares not later than the close of business on the next succeeding Business Day.

       (d) The Deposit Securities included in the Term Redemption Liquidity Account for a Series of Term Preferred Shares may be applied by the Fund, in its discretion, towards payment of the Term Redemption Price for such Series of Term Preferred Shares as contemplated by Section 2.5(d). Upon the deposit by the Fund with the Redemption and Paying Agent of Deposit Securities having an initial combined Market Value sufficient to effect the redemption of the Term Preferred Shares of a Series on the Term Redemption Date for such Series in accordance with Section 2.5(d)(ii), the requirement of the Fund to maintain the Term Redemption Liquidity Account in respect of such Series of Term Preferred Shares as contemplated by this Section 2.10 shall lapse and be of no further force and effect.

   2.11 Global Certificate.

                                      25

   All Term Preferred Shares of a Series Outstanding from time to time shall be represented by one or more global certificates for such Series of Term Preferred Shares registered in the name of the Securities Depository or its nominee and no registration of transfer of shares of such Series of Term Preferred Shares shall be made on the books of the Fund to any Person other than the Securities Depository or its nominee or transferee. The foregoing restriction on registration of transfer shall be conspicuously noted on the face or back of each such global certificate. Each such global certificate will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of Cede & Co., its nominee. Beneficial interests in the global certificates will be held only through The Depository Trust Company and any of its participants.

   2.12 Notice.

   All notices or communications hereunder, unless otherwise specified in this Statement, shall be sufficiently given if in writing and delivered in person, by telecopier, by other Electronic Means or by overnight delivery. Notices delivered pursuant to this Section 2.12 shall be deemed given on the date received.

   2.13 Termination.

   In the event that all Term Preferred Shares of a Series subject to this Statement have been redeemed in accordance with Section 2.5 of this Statement, all rights and preferences of the shares of such Series of Term Preferred Shares established and designated hereunder shall cease and terminate, and all obligations of the Fund under this Statement with respect to such Series of Term Preferred Shares shall terminate.

   2.14 Appendices.

   The designation of each Series of Term Preferred Shares subject to this Statement may be set forth in an Appendix to this Statement. The Board of Trustees may, by resolution duly adopted, without shareholder approval (except as otherwise provided by this Statement or required by applicable law) (1) amend the Appendix to this Statement relating to a Series of Term Preferred Shares so as to reflect any amendments to the terms applicable to such Series of Term Preferred Shares including an increase in the number of authorized shares of such Series of Term Preferred Shares and (2) add additional Series of Term Preferred Shares by including a new Appendix to this Statement relating to such Series of Term Preferred Shares.

   2.15 Actions on Other than Business Days.

   Unless otherwise provided herein, if the date for making any payment, performing any act or exercising any right, in each case as provided for in this Statement, is not a Business Day, such payment shall be made, act performed or right exercised on the next succeeding Business Day, with the same force and effect as if made or done on the nominal date provided therefor, and, with respect to any payment so made, no dividends, interest or other amount shall accrue for the period between such nominal date and the date of payment.

   2.16 Modification.

                                      26

   To the extent permitted by applicable law and Section 2.6(c), the Board of Trustees, without the vote of the Holders of Term Preferred Shares, may interpret, supplement or amend the provisions of this Statement or any Appendix hereto to supply any omission, resolve any inconsistency or ambiguity or to cure, correct or supplement any defective or inconsistent provision, including any provision that becomes defective after the date hereof because of impossibility of performance or any provision that is inconsistent with any provision of any other Preferred Shares of the Fund.

   2.17 No Additional Rights.

   Unless otherwise required by law or the Declaration, the Holders of Term Preferred Shares shall not have any relative rights or preferences or other special rights with respect to such Term Preferred Shares other than those specifically set forth in this Statement.

                 [Signature Page Begins on the Following Page]

                                      27

   IN WITNESS WHEREOF, Nuveen Short Duration Credit Opportunities Fund has
caused this Statement to be signed on November   , 2015 in its name and on its
behalf by a duly authorized officer. The Declaration is on file with the Secretary of the Commonwealth of Massachusetts, and the said officer of the Fund has executed this Statement as an officer and not individually, and the obligations and rights set forth in this Statement are not binding upon any such officer, or the trustees of the Fund or shareholders of the Fund, individually, but are binding only upon the assets and property of the Fund.

                                          NUVEEN SHORT DURATION CREDIT
                                          OPPORTUNITIES FUND

                                          By:     /s/ Kevin J. McCarthy
                                                  ------------------------------
                                          Name:   Kevin J. McCarthy
                                          Title:  Vice President and Secretary

    [Signature Page to the Statement Establishing and Fixing the Rights and
                     Preferences of Term Preferred Shares]

                                                                     APPENDIX A

                NUVEEN SHORT DURATION CREDIT OPPORTUNITIES FUND

                      TERM PREFERRED SHARES, SERIES 2020

             Preliminary Statement and Incorporation By Reference

   This Appendix establishes a Series of Term Preferred Shares of Nuveen Short Duration Credit Opportunities Fund. Except as set forth below, this Appendix incorporates by reference the terms set forth with respect to all Series of Term Preferred Shares in that "Statement Establishing and Fixing the Rights and Preferences of Term Preferred Shares" effective as of November 16, 2015 (the "Term Preferred Statement"). This Appendix has been adopted by resolution of the Board of Trustees of Nuveen Short Duration Credit Opportunities Fund. Capitalized terms used herein but not defined herein have the respective meanings therefor set forth in the Term Preferred Statement.

Section 1. Designation as to Series.

   Term Preferred Shares, Series 2020: A series of 35,000 Preferred Shares classified as Term Preferred Shares is hereby designated as the "Term Preferred Shares, Series 2020" (the "Series 2020 Term Preferred Shares"). Each share of such Series of Term Preferred Shares shall have such preferences, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law and those that are expressly set forth in the Declaration and the Term Preferred Statement (except as the Term Preferred Statement may be expressly modified by this Appendix), as are set forth in this Appendix A. The Series 2020 Term Preferred Shares shall constitute a separate series of the Term Preferred Shares and each Series 2020 Term Preferred Share shall be identical. The following terms and conditions shall apply solely to the Series 2020 Term Preferred Shares:

Section 2. Number of Authorized Shares of Series.

   The number of authorized shares is Thirty-five Thousand (35,000).

Section 3. Date of Original Issue with respect to Series.

   The Date of Original Issue is November 16, 2015.

Section 4. Dividend Rate Applicable to Series.

   The Dividend Rate payable on the Series 2020 Term Preferred Shares on any date shall be determined with reference to the following table:

                                      A-1

                              Date                          Dividend Rate
                              ----                          -------------
      From and including the Date of Original Issue to but      1.500%
      excluding November 1, 2017
      From and including November 1, 2017 to but excluding      1.750%
      May 1, 2018
      From and including May 1, 2018 to but excluding           2.000%
      November 1, 2018
      From and including November 1, 2018 to but excluding      2.500%
      May 1, 2019
      From and including May 1, 2019 to but excluding           3.500%
      November 1, 2019
      From and including November 1, 2019 to but excluding      4.000%
      May 1, 2020
      From and including May 1, 2020 to but excluding           5.000%
      November 1, 2020

Section 5. Liquidation Preference Applicable to Series.

   The Liquidation Preference is $1,000.00 per share.

Section 6. Term Redemption Date Applicable to Series.

   The Term Redemption Date is November 1, 2020.

Section 7. Dividend Payment Dates Applicable to Series.

   The Dividend Payment Dates are the first Business Day of the month next following each Dividend Period.

Section 8. Liquidity Account Initial Date Applicable to Series.

   The Liquidity Account Initial Date is May 1, 2020.

Section 9. Exceptions to Certain Definitions Applicable to the Series.

   The following definitions contained under the heading "Definitions" in the Term Preferred Statement are hereby amended as follows:

   Not applicable.

Section 10. Additional Definitions Applicable to the Series.

   The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                                      A-2

   "Dividend Period" means, with respect to the Series 2020 Term Preferred Shares, in the case of the first Dividend Period, the period beginning on the Date of Original Issue for such Series of Term Preferred Shares and ending on and including November 30, 2015 and, for each subsequent Dividend Period, the period beginning on and including the first calendar day of the month following the month in which the previous Dividend Period ended and ending on and including the last calendar day of such month; provided, however, in connection with any voluntary exchange by the Holders thereof of Series 2020 Term Preferred Shares for any new Series of Term Preferred Shares or any other securities of the Fund, the Board of Trustees may declare that a Dividend Period shall begin on and include the first calendar day of the month in which such exchange will occur and shall end on but not include the date of such exchange, and in such case, the Dividend Payment Date for the dividends related to such Dividend Period shall be the date of such exchange.

   "Optional Redemption Premium" means with respect to each Series 2020 Term Preferred Share an amount equal to:

   (A) if the Optional Redemption Date for the Series 2020 Term Preferred Share occurs on a date that is on or after November 16, 2015, and prior to November 1, 2016, 0.5% of the Liquidation Preference for such Series 2020 Term Preferred Share; or

   (B) if the Optional Redemption Date for the Series 2020 Term Preferred Share occurs on a date that is on or after November 1, 2016, 0.00% of the Liquidation Preference for such Series 2020 Term Preferred Share.

Section 11. Amendments to Terms of Term Preferred Shares Applicable to the
Series.

   Not applicable.

Section 12. Additional Terms and Provisions Applicable to the Series.

   Not applicable.

                 [Signature Page Begins on the Following Page]

                                      A-3

   IN WITNESS WHEREOF, Nuveen Short Duration Credit Opportunities Fund has caused this Appendix to be signed on November __, 2015 in its name and on its behalf by a duly authorized officer. The Declaration and the Term Preferred Statement are on file with the Secretary of the Commonwealth of Massachusetts, and the said officer of the Fund has executed this Appendix as an officer and not individually, and the obligations and rights set forth in this Appendix are not binding upon any such officer, or the trustees of the Fund or shareholders of the Fund, individually, but are binding only upon the assets and property of the Fund.

                                          NUVEEN SHORT DURATION CREDIT
                                          OPPORTUNITIES FUND

                                          By:     /s/ Kevin J. McCarthy
                                                  ------------------------------
                                          Name:   Kevin J. McCarthy
                                          Title:  Vice President and Secretary

    [Signature Page to the Appendix Establishing and Fixing the Rights and
                     Preferences of Term Preferred Shares]